Exhibit 99.1
SUBURBAN PROPANE PARTNERS, L.P.
2009 RESTRICTED UNIT PLAN
EFFECTIVE AUGUST 1, 2009

SUBURBAN PROPANE PARTNERS, L.P.
2009 RESTRICTED UNIT PLAN
EFFECTIVE AUGUST 1, 2009
ARTICLE I
PURPOSE AND APPROVAL
          The purpose of this Plan is to strengthen Suburban Propane Partners, L.P., a Delaware limited partnership (the “Partnership”), by providing an incentive to certain selected employees and Supervisors of the Partnership and affiliated entities, and thereby encouraging them to devote their abilities and industry to the success of the Partnership’s business enterprise in such a manner as to maximize the Partnership’s value. It is intended that this purpose be achieved by extending to such individuals an added long-term incentive for continued service to the Partnership, and for high levels of performance and unusual efforts which enhance the Partnership’s value, through the grant of rights to receive Common Units (as hereinafter defined) of the Partnership.
          This Plan, in the form set forth herein, is effective as of the Effective Date (as defined below) and is an amendment and restatement of the form of the Plan approved by the limited partners of the Partnership at the tri-annual meeting of the limited partners of the Partnership on July 22, 2009.
ARTICLE II
DEFINITIONS
          For the purposes of this Plan, unless otherwise specified in an Agreement, capitalized terms shall have the following meanings:
          2.1 “Act” shall mean the Securities Act of 1933, as amended.
          2.2 “Agreement” shall mean the written agreement between the Partnership and a Grantee evidencing the grant of an Award and setting forth the terms and conditions thereof.
          2.3 “Award” shall mean a grant of restricted Common Units pursuant to the terms of this Plan.
          2.4 “Beneficial Ownership” shall be determined pursuant to Rule 13d-3 promulgated under the Exchange Act.
          2.5 “Board” shall mean the Board of Supervisors of the Partnership.

          2.6 “Cause” shall mean, unless otherwise provided in an Agreement or in a written employment agreement between the Grantee and the Partnership or its Subsidiary, (a) the Grantee’s gross negligence or willful misconduct in the performance of his duties, (b) the Grantee’s willful or grossly negligent failure to perform his duties, (c) the breach by the Grantee of any written covenants to the Partnership or any of its Subsidiaries, (d) dishonest, fraudulent or unlawful behavior by the Grantee (whether or not in conjunction with employment) or the Grantee being subject to a judgment, order or decree (by consent or otherwise) by any governmental or regulatory authority which restricts his ability to engage in the business conducted by the Partnership or any of its Subsidiaries, or (e) willful or reckless breach by the Grantee of any policy adopted by the Partnership or any of its Subsidiaries, concerning conflicts of interest, standards of business conduct, fair employment practices or compliance with applicable law.
          2.7 “Change in Capitalization” shall mean any increase or reduction in the number of Common Units, or any change (including, but not limited to, a change in value) in the Common Units, or exchange of Common Units for a different number or kind of units or other securities of the Partnership, by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants or rights or other convertible securities, unit distribution, unit split or reverse unit split, cash dividend, property dividend, combination or exchange of units, repurchase of units, change in corporate structure or otherwise; in each case provided that such increase, reduction or other change does not occur in connection with a Change of Control.
          2.8 “Change of Control” shall mean:
    (a) the date (which must be a date subsequent to the Effective Date) on which any Person (including the Partnership’s general partner) or More than One Person Acting as a Group (other than the Partnership and/or its Subsidiaries) acquires, during the 12 month period ending on the date of the most recent acquisition, Common Units or other voting equity interests eligible to vote for the election of Supervisors (or of any entity, including the Partnership’s general partner, that has the same authority as the Board to manage the affairs of the Partnership) (“Voting Securities”) representing thirty percent 30% or more of the combined voting power of the Partnership’s then outstanding Voting Securities; provided, however, that in determining whether a Change of Control has occurred, Voting Securities which have been acquired in a “Non-Control Acquisition” shall be excluded from the numerator. A “Non-Control Acquisition” shall mean an acquisition of Voting Securities (x) by the Partnership, any of its Subsidiaries and/or an employee benefit plan (or a trust forming a part thereof) maintained by any one or more of them, or (y) in connection with a “Non-Control Transaction”; or
    (b) the date of the consummation of (x) a merger, consolidation or reorganization involving the Partnership, unless (A) the holders of the Voting

Securities of the Partnership immediately before such merger, consolidation or reorganization own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least fifty percent (50%) of the combined voting power of the outstanding Voting Securities of the entity resulting from such merger, consolidation or reorganization (the “Surviving Entity”) in substantially the same proportion as their ownership of the Voting Securities of the Partnership immediately before such merger, consolidation or reorganization, and (B) no person or entity (other than the Partnership, any Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by the Partnership, any Subsidiary, the Surviving Entity, or any Person who, immediately prior to such merger, consolidation or reorganization, had Beneficial Ownership of more than twenty five percent (25%) of then outstanding Voting Securities of the Partnership), has Beneficial Ownership of more than twenty five percent (25%) of the combined voting power of the Surviving Entity’s then outstanding Voting Securities; or (y) the sale or other disposition of forty percent (40%) of the total gross fair market value of all the assets of the Partnership to any Person or More than One Person Acting as a Group (other than a transfer to a Subsidiary). For this purpose, gross fair market value means the value of the assets of the Partnership, or the value of the assets being disposed of, determined without regard to any liability associated with such assets. A transaction described in clause (A) or (B) of subsection (w) hereof shall be referred to as a “Non-Control Transaction;” or
    (c) the date a majority of the members of the Board is replaced during any twelve-month period by the action of the Board taken when a majority of the Supervisors who are then members of the Board are not Continuing Supervisors (for purposes of this section, the term “Continuing Supervisor” means a Supervisor who was either (A) first elected or appointed as a Supervisor prior to the Effective Date; or (B) subsequently elected or appointed as a Supervisor if such Supervisor was nominated or appointed by at least a majority of the then Continuing Supervisors);
Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Partnership which, by reducing the number of Voting Securities outstanding, increases the proportional number of Voting Securities Beneficially Owned by the Subject Person, provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Partnership, and after such acquisition of Voting Securities by the Partnership, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change of Control shall occur. In addition, so long as Section 409A of the Code (or any successor provision thereto) remains in effect, notwithstanding anything herein to the contrary, none of the foregoing events shall be deemed to be a “Change of Control” unless such event constitutes a “change in control event” within the meaning of Section 409A of the Code and the regulations and guidance promulgated thereunder.
          2.9 “Code” shall mean the Internal Revenue Code of 1986, as amended.
          2.10 “Committee” shall mean the Compensation Committee of the Board, or any successor committee of the Board responsible for administering executive compensation. The powers of the Committee under the Plan may be exercised by the Board, consistent with the provisions of the Code, the Exchange Act and the regulations thereunder.
          2.11 “Common Units” shall mean the common units representing limited partnership interests of the Partnership.
          2.12 “Cure Period” shall mean the thirty-day period, following notification by a Grantee that a Good Reason event has occurred, during which the Partnership has the option of rectifying the Good Reason event.
          2.13 “Disability” shall have the same meaning that such term (or similar term) has under the Partnership’s long-term disability plan, or as otherwise determined by the Committee.
          2.14 “Effective Date” shall mean August 1, 2009.
          2.15 Not used
          2.16 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
          2.17 “Fair Market Value” per unit on any date shall mean the average of the high and low sale prices of the Common Units on such date on the principal national securities exchange on which such Common Units are listed or admitted to trading, or if such Common Units are not so listed or admitted to trading, the arithmetic mean of the per Common Unit closing bid price and per Common Unit closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System or such other market on which such prices are regularly quoted, or, if there have been no published bid or asked quotations with respect to Common Units on such date, the Fair Market Value shall be the value established by the Committee in good faith.
          2.18 “Good Reason” shall mean, unless otherwise provided in an Agreement or in a written employment agreement between the Grantee and the Partnership or its Subsidiary, (a) any failure by the Partnership or any of its Subsidiaries to comply in any material respect with the compensation provisions of a written employment agreement between the Grantee and the Partnership or its Subsidiary, (b) a

material adverse change in the Grantee’s title without his consent, or (c) the assignment to the Grantee, without his consent, of duties and responsibilities materially inconsistent with his level of responsibility.
          2.19 “Grantee” shall mean a person to whom an Award has been granted under the Plan.
          2.20 “More than one Person Acting as a Group” has the same meaning as set forth in Treasury Regulation 1.409A-3(i)(5)(v)(B).
          2.21 “Partnership” shall mean Suburban Propane Partners, L.P., a Delaware limited partnership, and its successors.
          2.22 “Person” shall mean a natural person or any entity and shall include two or more Persons acting as a partnership, limited partnership, syndicate, or other group.
          2.23 “Plan” shall mean this Suburban Propane Partners, L.P. 2009 Restricted Unit Plan.
          2.24 “Retirement” shall mean voluntary termination of employment (or, if the Grantee is a Supervisor, voluntary termination of service as such a Supervisor) by a Grantee who has attained age 55 and who has completed 10 years of “eligible service” to the Partnership or its predecessors, in connection with a bona fide intent by the Grantee to no longer seek full time employment in the industries in which the Partnership then participates. Retirement shall not include voluntary termination of employment by a Grantee in response to, or anticipation of, a termination of employment for Cause by the Partnership or its Subsidiary. The term “eligible service” (a) for Grantees who are employees of the Partnership or its Subsidiary, shall have the same meaning as the term is used in the Pension Plan for Eligible Employees of Suburban Propane L.P. and Subsidiaries, and (b) for Supervisors, shall mean service on the Board.
          2.25 “Subsidiary” means any corporation, partnership, or other Person of which a majority of its Voting Securities is owned, directly or indirectly, by the Partnership.
          2.26 “Supervisor” shall mean any member of the Board that is not an employee of the Partnership or any of its Subsidiaries.
ARTICLE III
ADMINISTRATION OF THE PLAN
          3.1 The Plan shall be administered by the Committee, which shall hold meetings at such times as may be necessary for the proper administration of the Plan. Any decision or determination reduced to writing and signed by a majority of all of the members of the Committee shall be as fully effective as if made by a majority vote at a meeting duly called and held. Notwithstanding anything else herein to the contrary, the Committee may delegate to any individual or committee of individuals the responsibility to carry out any of its rights and duties with respect to the Plan. No member of the Committee or any individual to whom it has delegated any of its rights and duties shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to this Plan or any transaction hereunder, except for liability arising from his or her own willful misfeasance, gross negligence or reckless disregard of his or her duties. The Partnership hereby agrees to indemnify each member of the Committee and its delegates for all costs and expenses and, to the extent permitted by applicable law, any liability incurred in connection with defending against, responding to, negotiating for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with any actions in administering this Plan or in authorizing or denying authorization for any transaction hereunder.
          3.2 Each member of the Committee shall be (i) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act and (ii) an “independent director” within the meaning of the listing standards of the New York Stock Exchange.
          3.3 Subject to the express terms and conditions set forth herein, the Committee shall have the power, consistent with Rule 16b-3 under the Exchange Act, from time to time to:
      (a) select those employees and Supervisors to whom Awards shall be granted and to determine the terms and conditions (which need not be identical) of each such Award;
      (b) make any amendment or modification to any Agreement consistent with the terms of the Plan;
      (c) construe and interpret the Plan and the Awards, and establish, amend and revoke rules and regulations for the administration of the Plan, including, but not limited to, correcting any defect or supplying any omission, or reconciling any inconsistency in the Plan or in any Agreement or between the Plan and any Agreement, in the manner and to the extent it shall deem necessary or advisable so that the Plan complies with applicable law, including Rule 16b-3 under the Exchange Act to the extent applicable, and otherwise to make the Plan fully effective. All decisions and determinations by the Committee or its delegates in the exercise of this power shall be final, binding and conclusive upon the Partnership, its subsidiaries, the Grantees and all other persons having any interest therein;
      (d) exercise its discretion with respect to the powers and rights granted to it as set forth in the Plan; and

      (e) generally, exercise such powers and perform such acts as it deems necessary or advisable to promote the best interests of the Partnership with respect to the Plan.
          3.4 Subject to adjustment as provided in Article 7, the total number of Common Units that may be made subject to Awards granted under the Plan shall be 1,200,000 (subject to the unitholder approval requirements set forth in Section 9.6). The Partnership shall reserve for purposes of the Plan, out of its authorized but unissued units, such authorized amount of Common Units.
          3.5 Notwithstanding anything inconsistent contained in this Plan, the number of Common Units subject to, or which may become subject to, Awards at any time under the Plan shall be reduced to such lesser amount as may be required pursuant to the methods of calculation necessary so that the exemptions provided pursuant to Rule 16b-3 under the Exchange Act will continue to be available for transactions involving all current and future Awards. In addition, during the period that any Awards remain outstanding under the Plan, the Committee may make good faith adjustments with respect to the number of Common Units attributable to such Awards for purposes of calculating the maximum number of Common Units subject to the granting of future Awards under the Plan, provided that following such adjustments the exemptions provided pursuant to Rule 16b-3 under the Exchange Act will continue to be available for transactions involving all current and future Awards.
ARTICLE IV
COMMON UNIT GRANTS
          4.1 Time Vesting Grants. From time to time, the Committee may grant restricted Common Units to Grantees, in such amounts as it deems prudent and proper. Such rights shall be granted, and the Common Units underlying such rights shall be issued, in consideration of the performance of services and for no other consideration.
          4.2 Forfeiture. A Grantee’s rights with respect to the restricted Common Units shall remain forfeitable at all times prior to the date on which the restrictions thereon shall have lapsed in accordance with the terms of the Plan and the applicable Agreement.
          4.3 Vesting Schedule. The restricted Common Unit grants made pursuant to Section 4.1 shall vest and become non-forfeitable, unless otherwise determined by the Committee (at the time of Award or otherwise), and the restrictions thereon shall lapse, at a rate of 25% on the third anniversary of the date of the applicable Award, a second 25% on the fourth anniversary, and a final 50% on the fifth anniversary of the date of the applicable Award, provided that the Grantee is employed on such date.
          4.4 Other Grants. Notwithstanding anything else herein to the contrary, the Committee may grant Common Units on such terms and conditions as it determines in its sole discretion, the terms and conditions of which shall be set forth in the applicable Agreement.
ARTICLE V
OTHER PROVISIONS APPLICABLE TO VESTING
          5.1 Change of Control. Notwithstanding anything in this Plan to the contrary, upon a Change of Control, all restrictions on Common Units shall lapse immediately (unless otherwise set forth in the terms of the applicable Agreement) and all such restricted Common Units shall become fully vested and non-forfeitable and will be distributed on the date of the Change of Control.
          5.2 Forfeiture. Unless otherwise provided in an Agreement, any and all restricted Common Units in respect of which the restrictions have not previously lapsed shall be forfeited (and automatically transferred to and reacquired by the Partnership at no cost to the Partnership and neither the Grantee nor any successors, heirs, assigns, or personal representatives of such Grantee shall thereafter have any further right or interest therein) upon the termination of the Grantee’s employment for any reason; provided, however, that in the event that a Grantee’s employment by the Partnership or one of its Subsidiaries was terminated without Cause or by the Grantee for Good Reason, in either case, within six months prior to a Change of Control, no forfeiture of Common Units shall be treated as occurring by reason of such termination and the Common Units shall vest and become non-forfeitable as of the Change of Control in accordance with Section 5.1 and will be distributed on the date of the Change of Control. As a condition precedent for such vesting to occur when the Grantee terminated employment for Good Reason within six months prior to a Change of Control, prior to such termination the Grantee must have both (a) notified the Partnership’s Vice President of Human Resources (or if there be no such person, the then highest ranking member of the Partnership’s Human Resources Department) of the Good Reason event by certified mail or overnight courier within ninety days following the date of such event. and (b) allowed a Cure Period following the date of such notice.
          5.3 Disability. Notwithstanding the provisions of Section 5.2, unless otherwise provided in an Agreement, if a Grantee’s employment terminates as a result of Disability, the restricted Common Units held by such Grantee for one year or more on the date of termination shall vest on the six month anniversary of the effective date of such termination and shall be distributed on the day following the date of vesting.
          5.4 Retirement. Notwithstanding the provisions of Section 5.2, unless otherwise provided in an Agreement, if a Grantee’s employment terminates as a result of Retirement, the restricted Common Units held by such Grantee which were awarded to Grantee more than six months prior to the effective date of such Retirement shall vest on the six month anniversary of the effective date of such Retirement and shall be distributed on the day following the date of vesting.

          5.5 Recycling of Forfeited Shares. Subject to the restrictions set forth in Rule 16b-3 of the Exchange Act, any Common Units forfeited hereunder may be, after any applicable six month period referenced in Section 5.2 has expired, the subject of another Award pursuant to this Plan.
          5.6 Not Used
          5.7 Recoupment Policy. Notwithstanding anything in this Plan to the contrary, awards of Common Units granted under the Plan shall be deemed “Incentive Compensation” covered by the terms of the Partnership’s Incentive Compensation Recoupment Policy (the “Policy”) adopted by the Board on April 25, 2007, which is incorporated herein by reference. In accordance with the Policy, in the event of a significant restatement of the Partnership’s published financial results and the Committee determines that fraud or intentional misconduct by a Grantee was a contributing factor to such restatement, then, in addition to other disciplinary action, the Committee may require cancellation of any unvested restricted Common Units granted under the Plan to that Grantee. This Section 5.7 shall be interpreted and administered in accordance with the Policy as in effect from time to time. In the case of any inconsistency between the Policy and this Section 5.7, the Policy shall control.
ARTICLE VI
DELIVERY OF UNITS, ETC.
          6.1 Delivery of Common Units. Subject to Section 9.3, the Partnership shall deliver to the Grantee a certificate representing the applicable number of vested Common Units, free of all restrictions hereunder, on (a) the date of vesting upon the vesting of Common Units pursuant to Sections 4.3, 5.1 or 5.2, or (b) on the day following the date of vesting upon the vesting of Common Units pursuant to Sections 5.3 or 5.4.
          6.2 Transferability. Until such time as restricted Common Units have vested and become non-forfeitable, and certificates representing Common Units in respect thereof have been delivered to the Grantee, a Grantee shall not be entitled to transfer such Common Units.
          6.3 Rights of Grantees. Until such time as restricted Common Units have vested and become non-forfeitable, and certificates representing Common Units in respect thereof have been delivered to the Grantee, a Grantee shall not be entitled to exercise any rights of a unitholder with respect thereto, including the right to vote such units and the right to receive allocations or distributions thereon.

ARTICLE VII
ADJUSTMENT UPON CHANGES IN CAPITALIZATION
          7.1 In the event of a Change in Capitalization, the Committee shall conclusively determine the appropriate adjustments, if any, to (i) the maximum number and class of Common Units or other units or securities with respect to which Awards may be granted under the Plan, (ii) the number of Common Units or other units or securities which are subject to outstanding Awards granted under the Plan, and the purchase price thereof, if applicable.
          7.2 If, by reason of a Change in Capitalization, a Grantee of an Award shall be entitled to new, additional or different rights to acquire units or other securities, such new, additional or different rights or securities shall thereupon be subject to all of the conditions, restrictions and performance criteria which were applicable to the units subject to the Award prior to such Change in Capitalization.
ARTICLE VIII
TERMINATION AND AMENDMENT OF THE PLAN
     The Plan shall terminate on the day preceding the tenth anniversary of the Effective Date and no Award may be granted thereafter, but such termination shall not impair or adversely affect any Awards theretofore granted under the Plan, which Awards shall continue in effect in accordance with the terms and conditions of this Plan and of the applicable Agreement. The Committee may sooner terminate the Plan and the Committee may at any time and from time to time amend, terminate, modify or suspend the Plan or any Agreement provided, however, that no such amendment, modification, suspension or termination shall impair or adversely affect any Awards theretofore granted under the Plan, except with the consent of the Grantee, nor shall any amendment, modification, suspension or termination deprive any Grantee of any Common Units which he or she may have acquired through or as a result of the Plan. To the extent required under Section 16(b) of the Exchange Act and the rules and regulations promulgated thereunder or any other applicable law, rule or regulation, including, without limitation, any requirement of a securities exchange on which the Common Units are listed for trading, no amendment shall be effective unless approved by the unitholders of the Partnership in accordance with applicable law, rule or regulation.
ARTICLE IX
MISCELLANEOUS
          9.1 Non-Exclusivity of the Plan. The adoption of the Plan by the Committee shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the

Committee to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of options to acquire the Common Units, and such arrangements may be either applicable generally or only in specific cases.
          9.2 Limitation of Liability. As illustrative of the limitations of liability of the Partnership, but not intended to be exhaustive thereof, nothing in the Plan shall be construed to:
     (a) give any person any right to be granted an Award other than at the sole discretion of the Committee;
     (b) give any person any rights whatsoever with respect to the Common Units except as specifically provided in the Plan or an Agreement;
     (c) limit in any way the right of the Partnership or any of its Subsidiaries to terminate the employment of any person at any time; or
     (d) be evidence of any agreement or understanding, express or implied, that the Partnership or any Subsidiary will employ any person at any particular rate of compensation or for any particular period of time.
          9.3 Regulations and Other Approvals; Governing Law. Except as to matters of federal law, this Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to conflicts of law principles.
     Notwithstanding any other provisions of this Plan, the obligation of the Partnership to deliver the Common Units under the Plan shall, in each case, be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.
     (a) Except as otherwise provided in Article VIII hereof, the Committee may make such changes to the Plan or an Agreement as may be necessary or appropriate to comply with the rules and regulations of any government authority.
     (b) Each Award is subject to the requirement that, if at any time the Committee determines, in its sole and absolute discretion, that the listing, registration or qualification of the Common Units issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of the Common Units, no Awards shall be granted and no Common Units shall be issued, in whole or in part, unless and until such listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Committee.

     (c) Notwithstanding anything contained in the Plan or any Agreement to the contrary, in the event that the disposition by the Grantee of the Common Units or any other securities acquired pursuant to the Plan is not covered by a then current registration statement under the Act or is not otherwise exempt from such registration, such Common Units shall be restricted against transfer to the extent required by the Act and Rule 144 or other regulations thereunder. The Committee may require any Grantee receiving Common Units pursuant to an Award, as a condition precedent to receipt of such Common Units, to represent and warrant to the Partnership in writing that the Common Units acquired by such Grantee are acquired without a view to any distribution thereof and will not be sold or transferred other than pursuant to an effective registration thereof under said Act or pursuant to an exemption applicable under the Act or the rules and regulations promulgated thereunder. The certificates evidencing any of such Common Units shall be appropriately legended to reflect their status as restricted securities as aforesaid.
     (d) Although the Partnership makes no guarantee with respect to the tax treatment of distributions hereunder, this Plan is intended to comply with Section 409A of the Code. This Plan and any Agreement shall be interpreted and administered in a manner so that any amount or benefit payable shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Code and the regulations and rulings promulgated thereunder. Notwithstanding anything in the Plan or in any Agreement to the contrary, the Committee may amend the Plan on an Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or Agreement to Section 409A of the Code (and the administrative regulations and rulings promulgated thereunder). By accepting an Award under this Plan, a Grantee agrees to any amendment made pursuant to this Section 9.3(d) to any Agreement granted under the Plan without further consideration or action.
          9.4 Withholding of Taxes. At such times as a Grantee recognizes taxable income in connection with the rights to acquire Common Units granted hereunder (a “Taxable Event”), the Grantee shall pay to the Partnership an amount equal to the federal, state and local income taxes and other amounts as may be required by law to be withheld by the Partnership in connection with the Taxable Event (the “Withholding Taxes”) prior to the issuance of such units. The Partnership shall have the right to deduct from any payment of cash to a Grantee an amount equal to the Withholding Taxes in satisfaction of the obligation to pay Withholding Taxes. In satisfaction of the obligation to pay Withholding Taxes to the Partnership, the Grantee may make a written election (the “Tax Election”), which may be accepted or rejected in the discretion of the Committee, to have withheld a portion of the Common Units then issuable to him or her having an aggregate Fair Market Value, on the date preceding the date of such issuance, equal to the Withholding Taxes, provided that in respect of a Grantee who may be subject to liability under Section 16(b) of the Exchange Act, such withholding is done in accordance with any applicable Rule under section 16(b) of the Exchange Act.
          9.5 Interpretation. The Plan is intended to comply with Rule 16b-3 promulgated under the Exchange Act, and the Committee shall interpret and administer the provisions of the Plan or any Agreement in a manner consistent therewith. Any provisions inconsistent with such rule shall be inoperative and shall not affect the validity of the Plan.
          9.6 Effective Date. The effective date of the Plan shall be the Effective Date. The effectiveness of the Plan is subject to approval of the Plan prior to the Effective Date by the limited partners of the Partnership.